EXHIBIT 10.1

May 6, 2015

Douglas A. Johns
4 Royal Henley Court
Saratoga Springs, NY 12866

Dear Doug:

It is a pleasure to offer you the position of Executive Vice President and General Counsel of Hexion Inc. The purpose of this letter is to outline the terms of your employment with Hexion Inc. In your position, you will be based in Columbus, Ohio and report to me.

Your continuous service with predecessor companies will be recognized with Hexion Inc. The continuous service date on file is November 18, 1991.

Your 2015 annual cash incentive plan will be based on Hexion Global.

Additional important retirement, 401K and medical benefits information is outlined on page two of the Hexion Inc. Summary of Terms of Employment.

Please acknowledge acceptance of this offer by signing at the bottom of page two of the attachment and returning the original letter to me. This letter contains the terms and conditions of this offer, no others are authorized and you acknowledge that you are not relying on any such terms or conditions. This offer expires on May 9, 2015.

If you have any questions or there is anything requiring clarification, please give me a call.

Sincerely,

/s/ Craig O. Morrison

Craig O. Morrison
President & Chief Executive Officer
Hexion Inc.

/sjj
cc:    Judy Sonnett, EVP Human Resources

HEXION INC.
SUMMARY OF TERMS OF EMPLOYMENT
FOR: Douglas A. Johns

Position: Executive Vice President and General Counsel

Track/Level: E 3

Base Salary:	$497,319.68 per year, paid bi-weekly. You continue to be eligible for a merit increase effective July 1, 2015.

Start Date: May 9, 2015

Incentive:
Your incentive target is 70% of your annual Base Salary. The Global Hexion Incentive Compensation Plan is contingent upon the achievement of specific company financial goals. The terms of this plan and eligibility for participation are reviewed annually. For purposes of calculating your ICP for 2015, you will be assumed to have worked for Hexion commencing on January 1, 2015.

Cash LTI:	Subject to the approval of the Compensation Committee of the Board of Managers of Hexion Holdings LLC, you are eligible to receive grants under the Cash LTI plan.

Equity:
Your total equity holdings of 111,500 common units of Hexion Holdings LLC remain outstanding and you continue to hold them. The parties agree that the obligations and terms of the Amended and Restated Securityholders Agreement, dated March 5, 2007 with regard to these units have been assumed by Hexion Holdings LLC. The parties agree that your separation from Momentive Performance Materials Inc. does not trigger or extinguish Put/Call rights and obligations related to the 96,380 common units purchased by you pursuant to Section 6.b of the Amended and Restated Securityholders Agreement, dated March 5, 2007 and the Management Equity Investment and Incentive Term Sheet signed by you on November 27, 2006, so long as you remain an employee of Hexion Holdings LLC or its subsidiaries.

Service Credit:
Your prior years of service with Momentive Performance Materials Inc. and its predecessor will be honored by Hexion as it relates to your benefits. For purposes of calculating service credits for Hexion’s benefit programs your service start date is November 18, 1991 (“Service Start Date”).

Health & Welfare Benefits:
You will automatically be enrolled in the Hexion benefit programs at the same levels you elected during the 2015 annual enrollment period with Momentive Performance Materials Inc. unless you choose to make a change. If you wish to make a change, please contact HRConnect at 1-877-888-7599. New Hexion Medical and Vision ID cards will be issued.

Vacation:	As you join Hexion, a prorated amount of your annual vacation days for 2015, in coordination with your start date, will be available to you.

Relocation:	You are entitled to relocation benefits under Homeowner Buyout policy for a period of two years. The parties will mutually agree regarding the date by which you will relocate to Columbus but in no event will it be later than September 14, 2015.

Retirement:
You will be eligible for the Hexion Inc. Retirement Savings Plan effective as of your Start Date. Your Fidelity account will be set up during the first pay period. You will be automatically enrolled within 30 days after the first pay period for a 5% pretax contribution if you do not make deferral elections prior to that time. However, we encourage you to actively elect your participation rate so you maximize your opportunity to save and get the full company match. You will receive credit for your prior service in the Hexion Inc. Retirement Savings Plan with recognition of your Service Start Date. For more information, please refer to the Frequently Asked Questions document enclosed.

Annual Retirement	You will continue to receive annual retirement contributions

Contribution:	consistent with your grandfathered Service Start Date.

SERP
You are eligible to receive an annual contribution in the Supplemental Executive Retirement Plan. Your annual contribution will be equal to 5% of your base salary above the annual 401K compensation limit in effect for the plan year. In 2015, that limit is $265,000.

Severance
If you were to lose your job through no fault of your own, you will be eligible to receive 18 months of severance from Hexion. The parties acknowledge that if the Company terminates you without cause, you have, in addition to severance, certain Put/Call rights pursuant to the Management Equity Investment and Incentive Term Sheet signed by you on November 27, 2006.

"AT WILL" Statement:	The legal nature of this employment contract is one "AT WILL", which means that either you or the Company can end this relationship at any time.

OFFER ACCEPTED:

/s/ Craig O. Morrison
___________________________________
Hexion Inc.

/s/ Douglas A. Johns
_________________________
Douglas A Johns